Exhibit 99.1
FOR IMMEDIATE RELEASE

CARROLS RESTAURANT GROUP, INC. COMPLETES THE ACQUISITION
OF 46 BURGER KING® RESTAURANTS DURING THE FOURTH QUARTER OF 2015

Syracuse, New York - (Business Wire) - December 9, 2015 - Carrols Restaurant Group, Inc. ("Carrols") (Nasdaq: TAST) today announced that it has completed the acquisition of 46 BURGER KING® restaurants in six transactions during the fourth quarter of fiscal 2015 as follows:

•	Acquired five restaurants (net of one closing) on October 1, 2015 in West Virginia and Ohio (Wheeling market);

•	Acquired one restaurant on October 20, 2015 in Kalamazoo, Michigan;

•	Acquired eight restaurants in two separate transactions on November 17, 2015 for restaurants located in Indiana and Kentucky (Evansville market);

•	Acquired 23 restaurants on December 1, 2015 in Michigan (Detroit market); and

•	Acquired nine restaurants on December 8, 2015 in Northern New Jersey.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We continue to effectively execute our acquisition strategy, and with the completion of these most recent transactions, we have acquired a total of 55 BURGER KING® restaurants in 2015. We are focused on capturing operational synergies and enhancing profitability at the restaurants we have acquired over the past couple of years. At the same time, we continue to pursue opportunities to acquire additional BURGER KING® restaurants in support of our ongoing expansion objectives.”

Carrols is the largest BURGER KING® franchisee in the United States and has operated BURGER KING® restaurants since 1976. With these recent acquisitions Carrols has purchased a total of 55 restaurants in 2015 and now operates a total of 705 BURGER KING® restaurants in 16 states.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Investor Relations:
800-348-1074 ext. 3333
investorrelations@carrols.com